Exhibit 99.1

IA GLOBAL UPDATES THE STATUS OF GOLDEN CENTURY WEALTH INVESTMENT (HK) LTD. ACQUISITION OFFER

SAN FRANCISCO, CA. January 15, 2009/Business Wire

IA Global Inc. (NYSE Alternext US: IAO) (the “Company”) announced the completion of certain preliminary due diligence items concerning the proposal by Golden Century Wealth Investment (HK) Ltd (GCWI) to acquire 51% or more of the outstanding stock of the Company at $.15 per share. GCWI was formed in Hong Kong in December 2008 and this holding company has two principal operating entities. The first is a wholesaling and consumer direct food distribution company based in Japan, which services the Japanese market only, and trades under the name HS-BD K.K. The second entity is a China based oil importing business named ZRD Fuel Oil (Beijing) Co. Ltd (“ZRD”). The unaudited operating results for ZRD shows 2007 revenue of $98 million and net income of $7.5 million. Due diligence will continue during the latter part of January. GCWI have yet to indicate, in writing, any details of the structure of their proposed buy-out of IAO.

IAO CEO Derek Schneideman stated “Until we have completed our due diligence on both GCWI and the structure of their offer is negotiated, it is impossible for the Company to comment on the possibilities of this proposed transaction being successful. The Board of Directors and I have a clear preference for any structure which contains the greatest cash component. Secondly, our core businesses are doing well in this recessionary economy and the comparable based valuation of our company continues to increase. We believe it is higher than the $33.6 million value reflected in the GCWI proposal. In my personal opinion, the $0.15 per share offer does not reflect the true value of the Company. However, we have yet to hold substantive discussions with GCWI management regarding the structure of their proposal. As new information comes to hand our shareholders will be kept informed of developments.”

About IA Global, Inc.

IA Global, Inc. (“IA Global”) is a rapidly growing Business Process Outsourcing (“BPO”) and Financial Services corporation targeting the B2B and B2C markets in the Asia Region, the US and Australia. The Company is actively seeking to expand its investments in the BPO, B2B and Financial services sectors. In Japan, IA Global is 100% owner of Global Hotline, Inc., a BPO organization, operating several major call centers providing primarily outbound telemarketing services for telecommunications and insurance products. In the Philippines, IA Global is the 100% owner of Global Hotline Philippines Inc., a BPO organization, providing inbound and outbound telemarketing services, and collocation facilities to a variety of industries. In the Asia Pacific region, the Company has equity investments of 25.0% in GPlus Media Co Ltd, 20.25% in Slate Consulting Co Ltd, 36.0% in Australian Secured Financial Limited and 16% in Taicom Securities Co. Ltd.

For further information, contact:

Investor Relations

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

415-946-8828 (t)

415-946-8801 (f)

ir@iaglobalinc.com

www.iaglobalinc.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of IA Global. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital to support our operations and projections of revenues and profitability. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.